Exhibit 99.1

ITW Announces CEO Succession Plan

Vice Chairman Christopher A. O’Herlihy Named President and Chief Executive Officer
E. Scott Santi Will Become Non-Executive Chairman of the Board
Succession Plan Supports Continued Advancement of ITW’s Enterprise Strategy and
Differentiated Long-Term Performance

GLENVIEW, IL., September 7, 2023 - Illinois Tool Works Inc. (NYSE: ITW), a global multi-industry manufacturing leader, today announced a succession plan that capitalizes on the strength and depth of the ITW leadership team. Christopher A. O’Herlihy, currently Vice Chairman of ITW, will become President and Chief Executive Officer (CEO) and a member of the ITW Board of Directors, effective January 1, 2024. E. Scott Santi, ITW’s CEO since 2012, will step down as CEO and will remain Chairman of the ITW Board until March 1, 2024, at which time he will become Non-Executive Chairman of the ITW Board.

“ITW is transitioning to the next phase of our Enterprise Strategy to ensure that we continue to leverage the performance power of our highly differentiated ITW Business Model to deliver high-quality growth with best-in-class margins and returns, as reflected in the company’s recently announced 2030 performance goals,” said Mr. Santi. “ITW’s independent directors and I determined that this is the right time to transition to a leader who can see the company through this next phase, and that Chris O’Herlihy is the absolute right person to lead ITW forward as our next CEO. Chris is an exceptional leader with deep knowledge of our business model, our Enterprise Strategy, and our culture. He has been an invaluable partner and collaborator over the past eleven years. I know that Chris and his very skilled and talented leadership team will continue to deliver on ITW’s well-established track record of “do what we say” execution throughout this next phase.”

“The opportunity to lead this great company has been a distinct honor and an incredible privilege,” Mr. Santi continued. “I am deeply grateful to all my ITW colleagues past and present for their support and for their unwavering dedication to serving our customers and executing our Enterprise Strategy with excellence. I look forward to continuing to support Chris, our leadership team, and the company in my role as Non-Executive Chairman of the Board.”

Richard H. Lenny, who will remain Lead Independent Director of the Board, said, “Chris is a highly respected leader who has played an integral role in executing our highly successful Enterprise Strategy. He has demonstrated a deep understanding of the dynamics of ITW’s unique business model and what it takes to leverage it to win in the marketplace. Chris is uniquely qualified to lead the company through the next phase of ITW’s Enterprise Strategy and sustain the foundational strengths we have built over the past decade. The changes announced today are the culmination of a rigorous and thorough multi-year succession planning process. The Board fully expects that the transition will be seamless. With a world-class leadership team supporting Chris, we’re confident that the company will continue to deliver highly differentiated performance throughout our next phase.”

Mr. Lenny continued, “On behalf of his fellow directors, I want to thank Scott for his eleven years of exceptional leadership as CEO. During Scott’s tenure, he delivered superior shareholder value far outpacing ITW’s peer group. Together with Chris and our leadership team, he instilled greater focus, efficiency, and discipline into ITW’s growth strategy and operations, and built a company that can withstand and thrive in the most challenging of operating environments. As a result, ITW today is widely recognized as one of the world’s highest quality, best performing, and most respected industrial companies. We are delighted that the company and the board will continue to have the benefit of Scott’s guidance and counsel as our Non-Executive Chairman.”

Mr. O’Herlihy stated, “I want to thank Scott and the board for their trust and confidence in electing me as ITW’s next CEO. I am incredibly humbled by the opportunity to lead this great company, our exceptionally talented leadership team, and our 46,000 dedicated ITW colleagues around the world. Our core competitive advantage as a company remains the unique and highly differentiated ITW Business Model. We have accomplished a great deal together over the last eleven years in executing our Enterprise Strategy to leverage the powerful set of strategic, operational, and cultural practices that comprise the ITW Business Model to their full potential. As a result, our company has never performed better or been better positioned for the future. The central focus of the next phase of our Enterprise Strategy is to elevate high-quality organic growth and Customer-

Back Innovation as key ITW differentiators on par with our best-in-class operational capabilities and financial performance. Our leadership team and I are deeply committed to doing just that in delivering on ITW’s 2030 enterprise performance goals.”

Mr. O’Herlihy, 59, has been with ITW for over 34 years and will become the eighth CEO in ITW’s 112-year history. He was named Executive Vice President of the company’s Food Equipment Group in 2010 and elected Vice Chairman in 2015. He serves on the Board of Directors of Masco Corporation. Mr. O’Herlihy has a bachelor’s degree in science from the University College Cork, Ireland, and a master’s degree in science from the University of Massachusetts.

Mr. Santi’s retirement from active service in early 2024 will mark the culmination of a 41-year career with the company, having first joined ITW as a summer intern in 1982. He was elected CEO in 2012 and Chairman in 2015. During Mr. Santi’s tenure as ITW’s CEO to date, the company’s market capitalization has increased from $23 billion to $74 billion, and the company paid out $12 billion in dividends resulting in total shareholder value creation of $63 billion. During that time period, total shareholder returns were 431% vs. 336% for ITW’s proxy peer group and 282% for the S&P 500.

About Illinois Tool Works
ITW (NYSE: ITW) is a Fortune 200 global multi-industry manufacturing leader with revenue of $15.9 billion in 2022. The company’s seven industry-leading segments leverage the unique ITW Business Model to drive solid growth with best-in-class margins and returns in markets where highly innovative, customer-focused solutions are required. ITW’s approximately 46,000 dedicated colleagues around the world thrive in the company’s decentralized and entrepreneurial culture. www.itw.com